State of Delaware
Secretary of State
Division of Corporations
Delivered 03:54 PM 03/18/2019
FILED 03:54 PM 03/18/2019
SR 20192067057 – File Number 2888556

CEMTREX INC.

CERTIFICATE OF DESIGNATIONS OF PREFERENCES, POWERS, RIGHTS AND

LIMITATIONS OF

SERIES B REDEEMABLE CONVERTIBLE PREFERRED STOCK

Pursuant to Section 151 of the Delaware General Corporation Law, Cemtrex Inc., a Delaware corporation (the “Corporation”) DOES HEREBY CERTIFY:

1. The Corporation is authorized to issue 20,000,000 shares of preferred stock, $0.001 par value, of which 1,000,000 shares are designated as Series A and are issued and outstanding, and 3,000,000 shares are designated as Series 1, of which 1,914,168 shares are issued and outstanding; and

2. The Certificate of Incorporation of the Corporation confers upon the Board of Directors of the Corporation (the “Board of Directors”) the authority to provide for issuance of preferred stock in series and to establish the number of shares to be included in each such series and to fix the powers, preferences, rights, qualifications, limitations or restrictions thereof. On March 18, 2019, following resolutions were duly adopted by the Board of Directors:

WHEREAS, it is the desire of the Board of Directors of the Corporation, pursuant to its authority as aforesaid and as set forth in this Certificate of Designations of Preferences, Powers, Rights and Limitations of Series B Redeemable Convertible Preferred Stock, to designate the rights, preferences, restrictions and other matters relating to the Series B Redeemable Convertible Preferred Stock, which will consist of up to 10,000 shares of the Preferred Stock which the Corporation has the authority to issue, as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of Preferred Stock for cash, notes or exchange of other securities, rights or property and does hereby fix and determine the powers, rights, preferences, restrictions and other matters relating to such series of Preferred Stock as follows:

I. Terms of Preferred Stock.

A. Designation and Amount. A series of Preferred Stock is hereby designated as the Corporation’s Series B Redeemable Convertible Preferred Stock, par value of $0.001 per share (the “Series B Preferred Stock”), the number of shares of which so designated are 10,000 shares of Series B Preferred Stock; which Series B Preferred Stock will not be subject to increase without any consent of the holders of the Series B Preferred Stock (each a “Holder” and collectively, the “Holders”) that may be required by applicable law.

B. Ranking and Voting.

1. Ranking. The Series B Preferred Stock will, with respect to dividend rights and rights upon liquidation, winding-up or dissolution, rank: (a) senior to the Corporation’s Common Stock, $0.001 par value per share (“Common Stock”); (b) pari passu with respect to all outstanding Preferred Stock; (c) senior, pari passu or junior with respect to any other series of Preferred Stock, as set forth in the Certificate of Designations of Preferences, Powers, Rights and Limitations with respect to such Preferred Stock; and (d) junior to all existing and future indebtedness of the Corporation. Without the prior written consent of the Holders of a majority of the outstanding shares of Series B Preferred Stock (voting separately as a single class), the Corporation may not issue any additional shares of Series B Preferred Stock or any other Preferred Stock (other than the Series B Preferred Stock) that is pari passu or senior to the Series B Preferred Stock with respect to any rights.

2. Voting. Except as required by applicable law or as set forth herein, the holders of shares of Series B Preferred Stock will have no right to vote on any matters, questions or proceedings of this Corporation including, without limitation, the election of directors except: (a) during a period where a dividend (or part of a dividend) is in arrears; (b) on a proposal to reduce the Corporation’s share capital; (c) on a resolution to approve the terms of a buy-back agreement; (d) on a proposal to wind up the Corporation; (e) on a proposal for the disposal of all or substantially all the Corporation’s property, business and undertaking; and (f) during the winding-up of the Corporation.

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C. In Kind Accruals.

1. Commencing on the Issuance Date, the Series B Preferred Stock will accrue cumulative in kind accruals (“Accruals”) on the Face Value at a rate equal to the Accrual Rate. Accruals will be payable with respect to any shares of Series B Preferred Stock upon any of the following: (a) upon redemption of the shares in accordance with Section I.F; (b) upon conversion of all or any of the shares in accordance with Section I.G, only with respect to those shares which are converted; (c) when, as and if otherwise declared by the board of directors of the Corporation; and (d) the Maturity Date. The Accrual Rate used for calculation of the Liquidation Value, Early Redemption Price, Accrual and Conversion Premium, as applicable, and the amount of Accruals and Conversion Premium owed will be calculated and determined at close of the Trading Market immediately prior to the Notice Time.

2. Accruals, as well as any applicable Face Value, Liquidation Value or Conversion Premium payable hereunder, will be paid: (a) provided no Trigger Event has occurred, in the Corporation’s sole and absolute discretion, immediately in cash; or (b) following the occurrence of a Trigger Event, or if Corporation does not for any reason whatsoever timely notify and pay Holder as provided in in this Certificate of Designations and the Securities Purchase Agreement, in shares of Common Stock valued at the Market Price. In no event will the Market Price be below the par value per share. All amounts that are required or permitted to be paid in cash pursuant to this Certificate of Designations will be paid by wire transfer of immediately available funds to an account designated by Holder.

D. Protective Provisions.

1. So long as any shares of Series B Preferred Stock are outstanding, Company will not repurchase shares of Common Stock other than as payment of the exercise or conversion price of a convertible security or payment of withholding tax, and no dividends or other distributions will be paid, declared or set apart with respect to any Common Stock, except for Purchase Rights.

2. So long as any shares of Series B Preferred Stock are outstanding, Company will not, without written approval of the Holders of a majority of the shares of Series B Preferred Stock then outstanding, alter or amend this Certificate of Designations.

3. Company will not have the power to close or effect a voluntary Deemed Liquidation Event unless the agreement or plan of merger or consolidation for such transaction provides that the consideration payable to the stockholders of Company will be allocated among the holders of capital stock of Company in accordance with Section I.E, and the required amount is paid to Holder prior to or upon closing, effectuation, or occurrence of the Deemed Liquidation Event.

E. Liquidation.

1. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of debts and other liabilities of the Corporation, prior to any distribution or payment made to any other creditors or the holders of any Preferred Stock or Common Stock by reason of their ownership thereof, the Holders of shares of Series B Preferred Stock will be entitled to be paid out of the assets of the Corporation available for distribution to its creditors an amount with respect to the then-outstanding Face Value, plus an amount equal to any accrued but unpaid Accruals thereon (collectively with the Face Value, the “Liquidation Value”). If, upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the amounts payable with respect to the shares of Series B Preferred Stock are not paid in full, the Holders will share equally and ratably in any distribution of assets of the Corporation in proportion to the liquidation preference and an amount equal to all accumulated and unpaid Accruals, if any, to which each such Holder is entitled.

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2. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation will be insufficient to make payment in full to all Holders, then the assets distributable to the Holders will be distributed among the Holders at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

F. Redemption.

1. Corporation’s Redemption Option. On the Maturity Date, the Corporation may redeem paying Holder in cash an amount per share equal to 100% of the Liquidation Value for the shares of Series B Preferred Stock redeemed.

2. Early Redemption. Prior to the Maturity Date, provided that no Trigger Event has occurred, the Corporation will have the right at any time upon 30 Trading Days’ prior written notice, in its sole and absolute discretion, to redeem all or any of the shares of Series B Preferred Stock then outstanding by paying Holder in cash by wire transfer of immediately available funds an amount (the “Early Redemption Price”) equal to 145% of the then-outstanding Face Value.

3. Mandatory Redemption. If the Corporation determines to liquidate, dissolve or wind-up its business and affairs, or effect any Deemed Liquidation Event, the Corporation will, within three Trading Days of such determination and prior to effectuating any such action, redeem all then outstanding shares of Series B Preferred Stock for cash, by wire transfer of immediately available funds to an account designated by Holder, at the Early Redemption Price set forth in Section I.F.2 if the event is prior to the Maturity Date, or at the Liquidation Value if the event is on or after the Maturity Date.

4. Mechanics of Redemption. In order to redeem any shares of Series B Preferred Stock then outstanding, 30 Trading Days prior to payment the Corporation must deliver written notice (each, a “Redemption Notice”) to Holder setting forth (a) the number of the Corporation is redeeming, (b) the applicable Accrual Rate, Liquidation Value and Early Redemption Price, and (c) the calculation of the amount paid. For the avoidance of doubt, the delivery of a Redemption Notice shall not affect Holder’s rights under Section I.G until after receipt of cash payment by Holder.

G. Conversion.

1. Conversion. All or any portion of the shares of Series B Preferred Stock may be converted into shares of Common Stock, at any time or times after the Issuance Date, in the manner set forth in the Securities Purchase Agreement.

2. Stock Splits. If the Corporation at any time on or after the effective date of this Certificate of Designations subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the applicable Conversion Price, Accruals, Conversion Premium and other share based metrics in effect immediately prior to such subdivision will be proportionately reduced and the number of shares of Common Stock issuable will be proportionately increased. If the Corporation at any time on or after such Issuance Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the applicable Conversion Price, Accruals, Conversion Premium and other share based metrics in effect immediately prior to such combination will be proportionately increased and the number of Conversion Shares will be proportionately decreased. Any adjustment under this Section will become effective at the close of business on the date the subdivision or combination becomes effective.

3. Rights. In addition to any other adjustments, if at any time the Corporation grants, issues or sells any options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which Holder could have acquired if Holder had held the number of shares of Common Stock acquirable upon conversion of all shares of Series B Preferred Stock held by Holder immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

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H. Definitions. The following terms will have the following meanings:

“Accrual Rate” means the Accrual Rate as set forth in the Securities Purchase Agreement.

“Conversion Premium” for each share of Series B Preferred Stock means the Face Value, multiplied by the product of (i) the applicable Accrual Rate, and (ii) the number of whole years between the Issuance Date and the Maturity Date.

“Conversion Price” means the Conversion Price as set forth in the Securities Purchase Agreement.

“Conversion Shares” means all shares of Common Stock that are required to be or may be issued upon conversion of any shares of Series B Preferred Stock.

“Deemed Liquidation Event” means any Deemed Liquidation Event as set forth in the Securities Purchase Agreement.

“Maturity Date” means the date that is the 1-year anniversary of the Issuance Date of any shares of Series B Preferred Stock.

“Market Price” means the mathematical average of the 5 lowest individual daily volume weighted average prices of the Common Stock during the Measuring Period, which may be non-consecutive, as reported by the Bloomberg Professional service of Bloomberg Financial Markets or its successor performing similar functions.

“Measuring Period” means the period beginning on the Issuance Date and ending on the Maturity Date.

“Securities Purchase Agreement” means the Securities Purchase Agreement or other agreement pursuant to which any shares of Series B Preferred Stock are issued, including all exhibits thereto and all related Transaction Documents as defined therein.

“Trading Day” means any day on which the Common Stock is traded on the Trading Market.

“Trading Market” means the Nasdaq Capital Market or whatever higher market is at the applicable time, the principal U.S. trading exchange or market for the Common Stock. All Trading Market data will be measured as provided by the appropriate function of the Bloomberg Professional service of Bloomberg Financial Markets or its successor performing similar functions.

“Trigger Event” means any Trigger Event as set forth in the Securities Purchase Agreement.

I. Issuance Limitation. Notwithstanding any other provision, at no time may the Corporation issue shares of Common Stock to Holder which, when aggregated with all other shares of Common Stock then deemed beneficially owned by Holder, would result in Holder owning more than 4.99% of all Common Stock outstanding immediately after giving effect to such issuance, as determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder; provided, however, that Holder may increase such amount to 9.99% upon not less than 61 days’ prior notice to the Corporation. Corporation and its transfer agent will immediately provide Holder with the then total number of outstanding shares of Common Stock at any time upon request. No provision of this paragraph may be waived by Holder or the Corporation.

J. Conversion at Maturity. Subject to the foregoing paragraph, provided no Trigger Event has occurred, on the Maturity Date, all remaining outstanding shares of Series B Preferred Stock will be automatically converted into shares of Common Stock at the Conversion Price.

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IN WITNESS WHEREOF, the Corporation caused this Certificate of Designations of Preferences, Powers, Rights and Limitations of Series B Redeemable Convertible Preferred Stock to be signed and filed by duly authorized officers on March 18, 2019, in accordance with the foregoing resolution and the provisions of Delaware law.

Signed:	/s/ Saagar Govil
Name:	Saagar Govil
Title:	Chairman, President, Chief Executive Officer and Secretary

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